EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in The News Corporation Limited’s Registration Statements (Form S-8 File No. 333-04962 and Form F-3 Nos. 333-06896, 333-13556, 333-08246 and 333-106837), and the Fox Entertainment Group Inc. Registration Statement (Form S-3 File No. 333-85978) pertaining to the Investment Plan of Fox Entertainment Group, Inc. of our report dated May 24, 2004, with respect to the financial statements and schedule of the Fox Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

Los Angeles, California

June 21, 2004